Exhibit 99.2

A few new accounting, reporting, and disclosure items in our Q1 earnings
In order to help you better understand our financial results for the first quarter of 2018 that we’ll report on Monday, April 23, we are sharing information about a few changes.
•New accounting for equity security investments
As of January 1, 2018, we were required to adopt a new accounting standard (ASU 2016-01) that changes the way companies account for equity security investments. Our equity security investments include both marketable equity securities (investments in publicly-traded companies) and non-marketable equity securities (investments in privately-held companies).
Previously, marketable equity security investments were measured at fair value with unrealized gains and losses recognized on the balance sheet. Non-marketable equity security investments were measured at cost on the balance sheet. Realized marketable and non-marketable gains and losses on our equity security investments were recognized in OI&E on the income statement.
Beginning in Q1 2018, non-marketable equity security investments will be measured at fair value on the balance sheet when transactions occur. Marketable equity securities will continue to be measured at fair value on the balance sheet. In addition to realized gains and losses, unrealized gains and losses on marketable and non-marketable equity security investments will also be recognized in OI&E on the income statement.
Market transactions for marketable equity securities occur daily in the stock market; transactions for non-marketable equity securities occur sporadically and are generally not within our control. As a result of this new accounting standard, we expect increased volatility in OI&E on the income statement.
Below is a summary of accounting treatment for realized and unrealized gains and losses:

	Marketable equity securities		Non-marketable equity securities
	Realized	Unrealized	Realized	Unrealized
Before 1/1/2018	Income Statement	Balance Sheet	Income Statement	Not reflected on our financial statements
After 1/1/2018	Income Statement	Income Statement	Income Statement	Income Statement

•Nest moves to Google
In February 2018, we announced that Nest will join forces with Google’s hardware team. Consequently, the financial results of Nest will be reported in the Google segment, with Nest revenues reflected in Google other revenues. Consolidated financial results will not be affected.
In our Q1 2018 earnings release, we will recast segment information reflecting the Nest move from the Other Bets to the Google segment for all quarters of 2017.
•Metrics for Google Network Members’ properties revenues
Historically, we have provided monetization metrics for Google Network Members’ properties (Network) revenues consisting of the percentage change in paid clicks and cost-per-click.
As our impression-based revenues have become a more significant driver of Network revenues growth, the percentage change in paid clicks and cost-per-click cover less of our total Network revenues. As a result, in Q1 2018, we will transition our Network revenue metrics from percentage change in paid clicks and cost-per-click to percentage change in impressions and cost-per-impression. The impressions and cost-per-impression metrics will cover nearly all of our Network revenues.
The monetization metrics for Google properties revenues will remain unchanged.
To provide a basis for comparison, our Q1 2018 earnings release will include the percentage change in impressions and cost-per-impression for Network revenues for all quarters of 2017 and the percentage change in paid clicks and cost-per-click will be provided for the last time.
Posted by Amie Thuener, Chief Accountant